                                                   EXHIBIT 12


                             ILLINOIS POWER COMPANY
                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
                                 FIXED CHARGES
                             (Thousands of Dollars)


                                                                                                         12 Months Ended
                          Year Ended December 31,            Supplemental **                                  Dec    Supplemental***
                         -----------------------------------------------------------------------------------------------------------
                                                  1992      1993      1993       1994       1995      1996        1997       1997
                                                 -----      ----      ----       ----       ----      ----        ----       ----
Earnings Available for Fixed Charges:
Net Income (Loss)                              $122,088  ($56,038) ($56,038)  $180,242   $182,713  $228,618     ($65,669)  ($65,669)
 Add:
  Income Taxes:
   Current                                       22,930    25,260    25,260     58,354     98,578   163,873       72,680     72,680
   Deferred - Net                                63,739    82,057    82,057     71,177     34,137   (16,028)      36,963     36,963
  Allocated income taxes                         (6,632)  (12,599)  (12,599)    (8,285)    (8,417)   (2,642)      (1,446)    (1,446)
  Investment tax credit - deferred                 (519)     (782)     (782)   (11,331)    (6,894)   (7,278)      (7,278)    (7,278)
  Income tax effect of disallowed costs               -   (70,638)  (70,638)         -          -         -            -          -
  Income tax effect of FAS 71 write-off               -         -         -          -          -         -     (117,998)  (117,998)
  Interest on long-term debt                    160,795   154,110   154,110    135,115    125,581   118,438      109,595    109,595
  Amortization of debt expense and
   premium-net, and other interest charges       12,195    17,007    17,007     15,826     29,558    22,325       26,260     26,260
  One-third of all rentals (Estimated to be
   representative of the interest components)     5,117     5,992     5,992      5,847      5,221     4,346        4,229      4,229
  Interest on in-core fuel                        8,278     6,174     6,174      7,185      6,716     4,757        3,842      3,842
  Disallowed Clinton plant costs                      -         -   270,956          -          -         -            -          -
  FAS 71 Regulatory Write-Offs                        -         -         -          -          -         -            -    313,030
                                              --------- ---------  --------   --------   -------- ---------     --------   --------
Earnings (loss) available for fixed charges    $387,991  $150,543  $421,499   $454,130   $467,193  $516,409      $61,178   $374,208
                                              =========  ========  ========   ========   ========  ========     ========   ========
Fixed charges:
 Interest on long-term debt                    $160,795  $154,110  $154,110   $135,115   $125,581  $118,438     $109,595   $109,595
 Amortization of debt expense and
  premium-net, and other interest charges        25,785    27,619    27,619     25,381     38,147    28,957       31,204     31,204
 One-third of all rentals (Estimated to be
  representative of the interest
  component)                                      5,117     5,992     5,992      5,847      5,221     4,346        4,229      4,229
                                              --------- ---------  --------   --------   -------- ---------     --------   --------
Total Fixed Charges                            $191,697  $187,721  $187,721   $166,343   $168,949  $151,741     $145,028   $145,028
                                              =========  ========  ========   ========   ========  ========     ========   ========
Ratio of earnings to fixed charges                 2.02      0.80*     2.25       2.73       2.77      3.40         0.42*      2.58
                                              =========  ========  ========   ========   ========  ========     ========   ========


* Earnings are inadequate to cover fixed charges. Additional earnings (thousands) for 1993 and 1997 of $63,014 and $83,850, respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.

*** Supplemental ratio of earnings to fixed charges presented to exclude write-off related to the discontinued application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation" for the generation segment of the business.